UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of I-81 Industrial Portfolio
On February 16, 2011, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII I-81 Industrial Portfolio Trust (the “Owner”), purchased a portfolio of four industrial properties totaling 1,644,480 rentable square feet (“I-81 Industrial Portfolio”). The four properties encompass 133.4 acres of land and are located in Pennsylvania. On November 18, 2014, the Company sold I-81 Industrial Portfolio to a purchaser unaffiliated with the Company or its advisor for $105.7 million or $103.9 million net of concessions and credits. The Company’s aggregate cost of I-81 Industrial Portfolio was $92.9 million, which includes the initial purchase price of $90.0 million plus capital expenditures and lease commissions since acquisition of $0.8 million and acquisition fees and expenses of $2.1 million. The aggregate sales price per square foot of I-81 Industrial Portfolio, net of concessions and credits, but excluding closing costs and expenses, was approximately $63 compared to an aggregate cost per square foot of approximately $56.
On November 18, 2014, in connection with the disposition of I-81 Industrial Portfolio, the Company repaid $56.2 million of the outstanding principal balance due under a portfolio mortgage loan, which was partially secured by I-81 Industrial Portfolio.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: November 18, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer